Exhibit (d)(2)

EXPENSE REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of the 23rd day of August, 2011 by and between FLEXSHARES TRUST (the “Trust”), a Maryland statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust set forth in Exhibit A hereto (each a “Fund” and collectively, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) between the Trust and NTI dated August 23, 2011, as amended.

WHEREAS, pursuant to Section 5 of the Advisory Agreement, NTI has agreed to pay all of the operating expenses of the Funds, excluding (i) the advisory fees payable under the Advisory Agreement to NTI; (ii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (iii) interest expenses; (iv) brokerage expenses and other expenses (such as stamp taxes) in connection with the execution of portfolio transactions or in connection with creation and redemption transactions; (v) compensation and expenses of the Trust’s trustees who are not officers, directors/trustees, partners or employees of NTI or its affiliates (the “Independent Trustees”); (vi) compensation and expenses of counsel to the Independent Trustees; (vii) tax expenses; and (viii) extraordinary expenses, as determined under generally accepted accounting principles;

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to reimburse each Fund the operating expenses that represents the compensation and expenses of the (i) Trust’s Independent Trustees, and (ii) counsel to the Independent Trustees allocated to the Fund.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. With respect to each Fund, NTI shall from the effective date of such Fund’s registration statement, reimburse the portion of the operating expenses of the Fund that represents the Fund’s allocation of the compensation and expenses of the (i) Trust’s Independent Trustees, and (ii) counsel to the Independent Trustees. For purposes of clarification, the effective date of this Agreement for each Fund may differ.

2. With respect to each Fund, the termination date of this Agreement shall be one year from the effective date of such Fund’s registration statement (the “Initial Term”). The Initial Term may be extended by mutual agreement of the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Fund, at any time if it determines that such termination is in the best interest of the Fund and its shareholders. For purposes of clarification, the termination date of this Agreement for each Fund may differ.

3. NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

4. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FLEXSHARES TRUST

By:	/s/ Shundrawn A. Thomas
Name:	Shundrawn A. Thomas
Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name:	Peter K. Ewing
Title:	Senior Vice President

Exhibit A

FlexShares Trust

Name of Fund

FlexSharesSM Morningstar US Market Factor Tilt Index Fund
FlexSharesSM Morningstar Developed ex-US Markets Factor Tilt Index Fund
FlexSharesSM Morningstar Emerging Markets Factor Tilt Index Fund
FlexSharesSM Morningstar Global Upstream Natural Resources Index Fund
FlexSharesSM iBoxx 3-Year Target Duration TIPS Index Fund
FlexSharesSM iBoxx 5-Year Target Duration TIPS Index Fund
FlexSharesSM iBoxx 7-Year Target Duration TIPS Index Fund